[The Loewen Group Inc. Letterhead]


                           May 7, 1997

                             URGENT


Dear Shareholder:

          At the Annual General Meeting, the Company has asked its shareholders to approve:

                    1 million share increases to each of its
               stock option plans and

                    changing the limit on the number of shares
               that can be awarded to any one person from 300,000 to 600,000.

          Management of your Company strongly recommends that shareholders approve these proposals. We believe that approval of these proposals is crucial to the continued success of your Company, for the following reasons:

                    The Company uses stock options to reward and
               motivate a BROAD BASE of its employees. In 1996, OVER 580 OF THE COMPANY'S EMPLOYEES RECEIVED STOCK
               OPTIONS.

                    Many of these stock options grants were made
               in connection with the Company's highly successful acquisition program, where the grant of options incites new managers to remain with the Company for the long-term. In 1996 alone, the number of employees increased by more than 5,000. THE COMPANY NEEDS TO BE ABLE TO GRANT STOCK OPTIONS TO KEY NEW EMPLOYEES.

                    In 1996, senior executives (the top five most
               highly compensated officers) received options to acquire 451,342 Common Shares, LESS THAN 25% OF THE APPROXIMATELY 2 MILLION COMMON SHARES SUBJECT TO OPTIONS GRANTED IN 1996. And all but 68,000 of the senior executive grants were in lieu of salary or bonus.

                    Long-term incentives are becoming an
               increasingly important part of executive compensation. IN ORDER TO ATTRACT AND RETAIN KEY
               EXECUTIVES, THE COMPANY MUST BE ABLE TO OFFER A
               COMPETITIVE COMPENSATION PACKAGE, INCLUDING STOCK
               OPTIONS, TO ITS EXECUTIVES.

                    ALL OF THE OPTIONS RAYMOND L. LOEWEN RECEIVED
               IN 1996 WERE IN LIEU OF SALARY OR BONUS.
               Following the example of Lee Iacocca, Mr. Loewen asked to forego 1996 salary and bonus in order to link his compensation more closely to the long-term interests of the Company's shareholders.

          Some of you may have received the Institutional Shareholders Services and Fairvest Securities Corporation recommendations against the proposals to increase the number of Common Shares and to increase the number of Common Shares that can be granted to any one individual. Both recommendations focus on the potential level of dilution, when considered in connection with the 1994 Management Equity Investment Plan (MEIP). COMMON SHARES ISSUABLE UNDER THE MEIP SHARES SHOULD NOT BE CONSIDERED IN THE DILUTION ANALYSIS. The MEIP share should really be viewed as convertible debt. THE MEIP STRUCTURE BROUGHT $127 MILLION OF NEW FINANCING TO THE COMPANY AT LOWER THAN MARKET BANK DEBT INTEREST RATES. The MEIP options can't be converted into Common Shares unless the Common Share price is $30.04, a 25% premium over the Common Share Price when the MEIP options were issued. And, absent extraordinary circumstances, no MEIP options can be issued until 1999.

          WHEN THE MEIP OPTIONS ARE APPROPRIATELY BACKED OUT OF THE DILUTION ANALYSIS, THE OPTIONS OUTSTANDING AND AVAILABLE FOR GRANT UNDER THE PLANS, AS PROPOSED, WOULD BE ONLY 10.6% OF THE COMPANY'S OUTSTANDING COMMON SHARES AS AT MARCH 27, 1997. WHEN YOU INCLUDE THE COMPANY'S PROPOSED PUBLIC OFFERING OF 10,000,000 COMMON SHARES (ANNOUNCED MAY 5), THE PERCENTAGE DECREASES TO 9.1%.

          Thank you for your careful consideration of these items, which are vital for the continued success of our acquisition program.

          Should you have any questions, please call, either
Peter S. Hyndman, Vice President, Law and Corporate Secretary at
(604) 293-6306 or Randall M. Walters, U.S. General Counsel at
(606) 655-7248.

                              Yours sincerely,



                           /s/  Peter S. Hyndman
                              Peter S. Hyndman
                              Vice President, Law and Corporate
Secretary

PSH/lsp

THE BOARD OF DIRECTORS (2/3 OF WHOM ARE OUTSIDE DIRECTORS) HAS
UNANIMOUSLY APPROVED, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR
APPROVAL OF THESE IMPORTANT PROPOSALS.